PROSPECTUS SUPPLEMENT
(To Prospectus dated December 18, 2009)

Filed pursuant to Rule 424(b)(5)
Registration No. 333-163869

9,319,102 Shares of Common Stock

Warrants to Purchase up to 4,659,551 Shares of Common Stock

CAMAC Energy Inc.

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering (1) up to 9,319,102 shares of our common stock, at a price of $2.20 per share for aggregate gross proceeds of approximately $20.5 million, (2) warrants to purchase up to 4,659,551 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants), with an exercise price of $2.20 per share, subject to adjustment, until the thirtieth (30th) day after their issuance and $2.62, subject to adjustment, thereafter, exercisable immediately until the five-year anniversary of the closing (the “Warrants”), to selected institutional investors under a securities purchase agreement, dated December 21, 2010, between us and each of the investors. The common stock and the Warrants will be issued separately but will be purchased together in the offering.

Our common stock is listed on the NYSE Amex Equities under the symbol “CAK.” On December 22, 2010, the last reported per share sale price of our common stock was $2.07. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

You should carefully consider the risk factors beginning on page S-6 of this prospectus supplement and set forth in the documents incorporated by reference herein before making any decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of
	Common Stock
	and Warrant	Total
Public offering price	$2.20	$20,502,024.40
Placement agent fee	$0.11	$1,025,101.22	(1)
Proceeds, before expenses, to us	$2.09	$19,476,923.18

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(1) The placement agent in this offering, Rodman & Renshaw, LLC, will also receive warrants to purchase up to 279,573 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants), with an exercise price of $2.75 per share (125% of the public offering price), exercisable immediately, with an expiration date of February 3, 2015. In addition, we have agreed to reimburse the placement agent for certain of its expenses. See “Plan of Distribution” in this prospectus supplement.

___________________

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), is acting as the exclusive placement agent for the sale of the shares of our common stock and the warrants to purchase shares of common stock. We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $72,500. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amounts, placement agent fees and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. The placement agent is not required to sell any specific number or dollar amount of the securities offered in this offering, but will use its best efforts to sell the securities offered. It is anticipated that the shares of common stock and the warrants will be delivered against payment thereon on or before December 27, 2010.

___________________

Rodman & Renshaw, LLC

The date of this prospectus supplement is December 21, 2010

This prospectus supplement and the accompanying prospectus, dated December 18, 2009, are part of a registration statement on Form S-3 (File No. 333-163869) that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering.

As permitted under the rules of the SEC, this prospectus incorporates by reference important information about us that is contained in documents that we file with the SEC, but that are not attached to or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Incorporation by Reference” in this prospectus supplement for further information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and warrants and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus to which it relates. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of common stock or warrants. This prospectus supplement is an offer to sell only the shares and warrants offered hereby by us, but only under circumstances and in jurisdictions where it is lawful to do so.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “target,” “expects,” “management believes,” “we believe,” “we intend,” “we may,” “we will,” “we should,” “we seek,” “we plan,” the negative of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus supplement. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus supplement and in documents incorporated into this prospectus supplement, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences.

Because the factors discussed in this prospectus supplement or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information contained elsewhere in this prospectus supplement or the documents incorporated by reference herein. Because the following is only a summary, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” included in this prospectus supplement and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Unless the context otherwise requires and for the purposes of this prospectus supplement only:

  “Allied Energy” refers to Allied Energy Plc, a direct wholly-owned subsidiary of CEHL;

  “CAMAC International” refers to CEHL, CINL and Allied Energy;

  “CEHL” refers to CAMAC Energy Holdings Ltd., which as nominee for CINL and Allied Energy beneficial held approximately 62.0% of our Common Stock as of December 20, 2010;

  “CINL” refers to CAMAC International (Nigeria) Limited, a direct wholly-owned subsidiary of CEHL;

  “Dong Fang” refers to Beijing Dong Fang Ya Zhou Petroleum Technology Service Company Limited, a PRC joint venture;

  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

  “Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

  “IMPCO HK” refers to Inner Mongolia Production Company (HK) Limited, a Hong Kong company;

  “IMPCO Sunrise” refers to Inner Mongolia Sunrise Petroleum Co. Ltd., a PRC joint venture, which is owned 97% by IMPCO HK and 3% by Beijing Jinrun Hongda Technology Co., Ltd., an unaffiliated Chinese corporation;

  “NAE” refers to Nigerian Agip Exploration Ltd, a subsidiary of ENI SpA;

  “Nigeria” refers to the Federal Republic of Nigeria;

  “PAPE” refers to Pacific Asia Petroleum Energy Limited, a Hong Kong company;

  “PAPL” refers to Pacific Asia Petroleum Limited, a Hong Kong company;

  “PAPL HK” refers to Pacific Asia Petroleum (HK) Limited, a Hong Kong company;

  “PRC,” “China” and “Chinese” refers to the People’s Republic of China;

  “Renminbi” and “RMB” refer to the legal currency of China;

  “SEC” refers to the Securities and Exchange Commission;

  “Securities Act” refers to the Securities Act of 1933, as amended; and

  “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

Overview

General

We are a U.S. publicly-traded international energy company engaged in the exploration, development and production of oil and gas primarily in Nigeria and also in China. Our primary asset is a 60% contractual interest in an oilfield asset located offshore Nigeria, known as the Oyo Field, which is governed by a production sharing contract (the “OML 120/121 PSC”) expiring February 2021. Production commenced in the Oyo Field in December 2009. For a description of the allocation of production from the Oyo Field, see “OML 120/121 PSC.” According to the Oil and Gas Journal, as of January 2010 Nigeria had the 10th largest amount of proven oil reserves in the world, with an estimated 37.2 billion barrels of proven oil reserves. The majority of reserves are found along the country’s Niger River Delta and offshore in the Bight of Benin, the Gulf of Guinea and the Bight of Bonny. In 2009, total oil production in Nigeria was slightly over 2.2 million Bopd, making it the largest oil producer in Africa. Nigeria’s crude oil production averaged 1.8 million Bopd for the year. Recent offshore oil developments combined with the restart of some shut-in onshore production have boosted Nigeria’s crude production to an average of 2.03 million Bopd for the first quarter of 2010.

The remaining 40% contractual interest in the OML 120/121 PSC as it relates to the Oyo Field is held by the Oyo Field’s operator, NAE, which is a subsidiary of Italy’s ENI SpA, one of the world’s largest international energy companies. The two existing subsea production wells in the Oyo Field are connected to the Armada Perdana Floating Production Storage and Offloading (“FPSO”) vessel, which has treatment capacity of 40,000 Bopd. We recently executed an agreement to acquire additional rights to the areas within Oil Mining Leases 120 and 121 (“OML 120” and “OML 121,” respectively, and collectively, “OML 120/121”) surrounding the Oyo Field, which are also covered by the OML 120/121 PSC. The total area covered by the OML 120/121 PSC is approximately 1,800 sq. km offshore Nigeria. We are also the operator pursuant to a production sharing contract (the “Zijinshan PSC”) for certain natural gas resources in a 175,000 acre area located in the Ordos Basin in the Shanxi Province of China, which is the second largest natural gas-bearing basin in China. We have recently completed drilling our second exploratory well in this block, known as the Zijinshan Gas Block, and plans are being finalized to drill the next well late in the first quarter 2011, to establish reserves for future development or sale.

We have a distinguished and experienced Board of Directors, and our management team has extensive international oil and gas operating experience and expertise in the areas of geology, petroleum engineering, corporate strategy, corporate finance and government relations. We believe our leadership team coupled with our portfolio of producing, exploration and development oil and gas assets positions us for organic growth. As of June 30, 2010, our share of the Oyo Field estimated net proved oil reserves was 5.4 MMBoe. We intend to expand upon these reserves by leveraging our indigenous status in Nigeria to gain preferential access to third party marginal field oil and gas assets. We also expect to be presented with growth opportunities as a result of our contractual right of first refusal with respect to CAMAC International’s oil and gas portfolio.

Business Segments

We manage our operations on a geographical basis. As of September 30, 2010, we had two operating segments: Africa and Asia. For the nine months ended September 30, 2010, nearly all of our revenues were derived from our African segment.

Africa. Our 60% contractual interest in the OML 120/121 PSC with respect to the Oyo Field was acquired on April 7, 2010 from CAMAC International (the “CAMAC Transaction”). We issued approximately 62.7% of our outstanding Common Stock to CAMAC International in conjunction with the CAMAC Transaction and are therefore controlled by and an affiliate of these entities. We also recently entered into an agreement with CAMAC International to acquire all of its remaining interests in the areas surrounding the Oyo Field that are covered by the OML 120/121 PSC. The closing is subject to satisfaction of certain conditions, including the consent by our partner under the OML 120/121 PSC, NAE, which we expect to receive imminently. OML 120/121 covers an area of approximately 1,800 sq. km offshore Nigeria, with water depths ranging from 150m to 1000m.

Following the CAMAC Transaction, we have been reporting as an operating company with significant revenues. We believe the CAMAC Transaction and, when consummated, the OML 120/121 Transaction, give us significant growth potential by providing access to a portfolio of proved undeveloped reserves and adding a library of 3-D and 2-D seismic data, much of which we have processed and utilized for the identification of new prospects in certain areas covered by the OML 120/121 PSC. We also believe we are positioned to capitalize on the expertise and resources of NAE, the operator under the OML 120/121 PSC, which has already spent approximately $1.1 billion through July 2010 to develop the Oyo Field. Finally, we plan to use the proceeds from this offering to fund a portion of an intervention with respect to Oyo well #5 (the “Oyo Field Intervention”), which would involve identifying the location of unwanted gas entry into the wellbore and pumping a chemical sealant to block the flow of gas. Based on results from similar well interventions performed in the industry, we believe the Oyo Field Intervention could increase Oyo well #5’s oil production by approximately 4,000 to 6,000 Bopd for the next twelve months following the completion of the intervention. Oyo well #5 is currently producing less than 3,500 Bopd as of October 2010. The Oyo Field Intervention is expected to cost approximately $51.0 million.

Asia. Since 2006, we have engaged in oil and gas exploration and development in China. In particular, we are the operator pursuant to the Zijinshan PSC, which relates to gas resources in a 175,000 acre area located in the Ordos Basin in the Shanxi Province of China known as the Zijinshan Gas Block. We have already drilled two exploratory wells and are finalizing plans to commence drilling a third exploratory well by late in the first quarter of 2011. A neighboring field recently sold for approximately $301.0 million indicating that our interest in the Ordos Basin may have significant value.

In connection with the CAMAC Transaction, we were granted a contractual right of first refusal with respect to any oil or gas assets, licenses or rights currently held or arising and inuring to CAMAC International that it offers for sale, transfer, license or other disposition, other than in the ordinary course of business. This right of first refusal expires on April 7, 2015, and we believe it will present us with unique opportunities to grow our asset portfolio.

Impairment

We evaluate our long-lived assets for indicators of potential impairment based on changes in circumstances. We make critical assumptions and estimates in completing impairment assessments of long-lived assets. During the interim period ended September 30, 2010, we commissioned the CAMAC 2010 Reserve Report for an estimate of our current crude oil net underground reserves and related future net revenues (net cash flows) on our interest in the Oyo Field in Nigeria. This was the first assessment since we acquired an interest in the Oyo Field that reflected our current expected participation level in future operating and capital expenditures under the OML 120/121 PSC. We received the final CAMAC 2010 Reserve Report from Netherland Sewell on November 5, 2010. As a result of the report’s findings, at September 30, 2010, a non-cash impairment charge of $186,235,000 was recorded in the Africa operating segment to adjust the Oyo Field carrying amount to estimated fair value based upon the present value of estimated future net cash flows. See our Quarterly Report on Form 10-Q, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Results of Operations – Africa Operations – Impairment of Assets,” incorporated by reference into this prospectus supplement.

History and Expansion

We were founded in 2005 as the Inner Mongolia Production Company (“IMPCO”) by a group of former executives of Texaco. IMPCO went public in May 2007 through a reverse merger with Pacific Asia Petroleum, Inc. and subsequently acquired oil and gas assets and production rights to several oilfields in China. From 2007 until the consummation of the CAMAC Transaction in April 2010, we were a development-stage company formed to develop new energy ventures, directly and through joint ventures and other partnerships. CAMAC International was founded in Houston, Texas in 1986 by Nigerian-born Kase Lawal and was initially an agricultural commodities company that traded commodities between the United States and countries in West Africa. In 2009, CAMAC International was listed as the second-largest African American owned company in the United States. CAMAC International currently beneficially owns approximately 62.0% of our Common Stock (as of December 20, 2010) and therefore is our controlling stockholder. In connection with and as a result of the CAMAC Transaction, we changed our name to “CAMAC Energy Inc.” and became an operating company with significant revenues. The ticker symbol of our common stock also changed from “PAP” to “CAK.”

The following chart reflects our current corporate organizational structure:

Our executive offices are located at 250 East Hartsdale Ave., Suite 47, Hartsdale, New York 10530 and our telephone number is (914) 472-6070. We also have offices located in Houston, Texas, Beijing, China, and Lagos, Nigeria. We maintain a website at www.camacenergy.com that contains information about us, but that information is not a part of this prospectus supplement.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website free of charge as soon as practicable after such reports are electronically filed or furnished to the SEC. Investors may also register on the Company’s website to receive updates about the Company.

THE OFFERING

Common stock offered by us	9,319,102 shares directly.

Warrants offered by us

Warrants to purchase up to 4,659,551 shares of common stock exercisable at $2.20 per share, subject to adjustment, until the thirtieth (30th) day following their issuance and $2.62 per share, subject to adjustment, thereafter. The warrants expire five (5) years after the date of issuance of the warrants.

Common stock outstanding immediately following the offering

153,496,092 shares, based on 144,176,990 shares of common stock outstanding as of December 21, 2010 and excluding any shares of our common stock issuable upon exercise of outstanding warrants (including warrants issued in this offering), options or other rights to purchase shares of our common stock, including the warrants.

Participation Rights

The purchasers in this offering will have the right to participate in any future offering of the Company for six months on the terms and conditions proposed in and up to themaximum amount of any such proposed future offering.

Use of proceeds	We currently intend to use the net proceeds from this offering to fund a portion of the Oyo Field Intervention.

Risk factors

You should carefully consider the risk factors contained and incorporated by reference in this prospectus supplement before making an investment decision. The specific risks are set forth under the caption “Risk Factors” section beginning on page S-6 of this prospectus supplement.

NYSE Amex symbol	“CAK”

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below, before making a decision about investing in our securities. If any of these risks occur, our business, financial condition and results of operations could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

Our limited operating history makes it difficult to predict future results or our ability to successfully develop profitable business operations.

Our limited operating history makes it difficult to evaluate our current business and prospects or to accurately predict our future revenue, results of operations or our ability to successfully develop profitable business operations beyond the interest in the OML 120/121 PSC. We acquired our interest in the Oyo Field located offshore Nigeria in April 2010 and do not have a history in the area. Our revenue and income potential are unproven. Because we are in the early stages of operations and the energy industry changes frequently, we must analyze and revise our business strategy on an ongoing basis. Early stage energy companies such as us are generally more vulnerable to risks, uncertainties, expenses and difficulties than more established companies. If we are not able to successfully meet these challenges, our prospects, business, financial condition and results of operations would be materially adversely affected.

We were until recently a development-stage company and may continue to incur losses for a significant period of time.

We were until recently a development-stage company with minimal revenues. On April 7, 2010, we closed the CAMAC Transaction and, as a result of this acquisition, we ceased reporting as a development stage company and now we are an operating company generating significant revenues. We expect to continue to incur significant expenses relating to our identification of new ventures and investment costs relating to these ventures. Additionally, fixed commitments, including salaries and fees for employees and consultants, rent and other contractual commitments may be substantial and are likely to increase as additional ventures are entered into and personnel are retained prior to the generation of significant revenue. Energy ventures, such as oil well drilling projects, generally require a significant period of time before they produce resources and in turn generate profits. The CAMAC Transaction may or may not result in net earnings in excess of our losses on other ventures under development or in the start-up phase. We may not achieve or sustain profitability on a quarterly or annual basis, or at all.

Our failure to generate sufficient cash flow from operations could eventually result in the cessation of our operations and require us to seek outside financing or discontinue operations.

Our business activities require substantial capital from outside sources as well as from internally-generated sources. Our ability to finance a portion of our working capital and capital expenditure requirements with cash flow from operations will be subject to a number of variables, such as:

  the level of production of existing wells;

  prices of oil and natural gas;

  the success and timing of development of proved undeveloped reserves;

  cost overruns;

  remedial work to improve a well’s producing capability;

  direct costs and general and administrative expenses of operations;

  reserves, including a reserve for the estimated costs of eventually plugging and abandoning wells;

  our indemnification obligations for losses or liabilities incurred in connection with our activities; and

  general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

We might not generate or sustain cash flow at sufficient levels to finance our business activities. Although we recently started reporting as an operating company with significant revenues, if such revenues were to decrease due to lower oil and natural gas prices, decreased production or other factors, and if we were unable to obtain capital through reasonable financing arrangements, such as a credit line, or otherwise, our ability to execute our business plan would be limited and we could be required to discontinue operations.

The Oyo Field Intervention will be costly, may temporarily delay the receipt of significant revenues and its failure could slow or end the development of our primary revenue-generating assets.

Oil production at well #5 in the Oyo Field has declined from its maximum rate of approximately 13,000 Bopd on December 12, 2009 to less than 3,500 Bopd as of October 2010. We, NAE and our technical services partner, Allied Energy, believe that the Oyo Field Intervention is necessary to halt the gas channeling into Oyo well #5 and increase oil production from current levels. In order to restore oil production at Oil well #5, we have agreed to pay up to all of the costs of the Oyo Field Intervention, which are expected to be approximately $51.0 million, subject to cost recovery of such expenses as operating costs from Cost Oil (as defined in the OML 120/121 PSC), which are payable prior to Tax Oil and Profit Oil, but after Royalty Oil. See “The OML 120/121 PSC.” We intend to use the net proceeds from this offering to fund a portion of the Oyo Field Intervention, which commenced on December 4, 2010, and is expected to require approximately 35 days to complete. We expect that for the majority of that time, the well will be shut-in and will provide no revenue or cash flows. Based on results from similar well interventions performed in the industry, we believe the Oyo Field Intervention could increase Oyo well #5’s oil production by approximately 4,000 to 6,000 Bopd for the next twelve months following the completion of the intervention. Should the Oyo Field Intervention fail or not increase oil production sufficiently, NAE may conclude that continued cooperation in the development of the OML 120/121 oil field assets would be economically disadvantageous, and may seek to terminate its involvement in the OML 120/121 PSC. Without NAE’s cooperation, we may be unable to supply sufficient funding to continue the development of the OML 120/121 oil field assets, which may cause our operations to stagnate or decline, and therefore cause you to lose your investment. For more information regarding the Oyo Field Intervention, please see “The Oyo Field Intervention.”

Our estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in our reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this prospectus. In order to prepare our estimates, we must project production rates and the timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Although the reserve information contained herein is reviewed by independent reserve engineers, estimates of oil and natural gas reserves are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in this offering memorandum. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Due to the limited production history of our undeveloped acreage, the estimates of future production associated with such properties may be subject to greater variance to actual production than would be the case with properties having a longer production history.

Approximately 78% of our total estimated proved reserves at June 30, 2010 were proved undeveloped reserves requiring substantial capital expenditures and may ultimately prove to be less than estimated.

Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. At June 30, 2010, approximately 78% of our total estimated proved reserves were undeveloped. The reserve data included in the CAMAC 2010 Reserve Report assumes that substantial capital expenditures will be made to develop non-producing reserves. Although cost and reserve estimates attributable to our reserves have been prepared in accordance with industry standards, we cannot be sure that the estimated costs are accurate. We may need to raise additional capital in order to develop our estimated proved undeveloped reserves over the next five years and we cannot be certain that additional financing will be available to us on acceptable terms, if at all. This possibility also applies to the probable and possible reserves estimates data included in the CAMAC 2010 Reserve Report. Further, drilling efforts may be delayed or unsuccessful, and actual reserves may prove to be less than current reserve estimates, which could have a material adverse effect on our financial condition, future cash flows and results of operations.

We may not be able to manage our anticipated growth and may rely substantially on a services agreement with an affiliate of CAMAC International, the mismanagement of which could result in the disruption of our operations and prevent us from generating meaningful revenue.

Subject to our receipt of additional capital, we plan to significantly expand operations to accommodate additional development projects and other opportunities. This expansion may strain our management, operations, systems and financial resources. In connection with the CAMAC Transaction, we entered into a services agreement with Allied Energy, an affiliate of CAMAC International, pursuant to which Allied Energy agreed to provide services relating to the Oyo Field consistent with its performance prior to the CAMAC Transaction. If Allied Energy fails to perform the services as agreed, or if we fail to secure similar agreements in connection with future assets before we improve and expand our operational, management and financial systems and staff, the profitability and results of operations could be adversely affected and future growth may be impeded. We may need to hire additional personnel in certain operational and other areas during 2010 and future years.

Our failure to capitalize on our definitive production agreements, close the pending OML 120/121 Transaction, and enter into additional agreements would hamper our strategy of diversifying risks and could result in an inability by us to generate sufficient revenues and continue operations.

Our business strategy includes spreading the risk of oil and natural gas exploration, development and drilling, and ownership of interests in oil and natural gas properties, by participating in multiple projects and joint ventures. Our only definitive production contracts that have been secured to date are (i) our economic interest in the OML 120/121 PSC, (ii) the Zijinshan PSC entered into with China United Coalbed Methane Co., Ltd. (“CUCBM”) granting us exclusive rights to a large contract area located in the Shanxi Province of China (the “CUCBM Contract Area”), for the exploitation of certain natural gas resources, and (iii) the Contract for Cooperation and Joint Development with Chifeng Zhongtong Oil and Natural Gas Co. (“Chifeng”) covering an oil field in Inner Mongolia. In addition, the OML 120/121 Transaction is pending pursuant to the Purchase and Continuation Agreement entered into with CAMAC International for the acquisition of all of their remaining interest in the OML 120/121 PSC, which we anticipate will close imminently upon receipt of consent from NAE, and we have entered into a series of related agreements with respect to our EORP activities in China. We have not entered into definitive agreements with respect to any other ventures that we are currently pursuing. Our ability to secure one or more additional ventures is subject to, among other things, (i) the amount of capital we raise in the future, including pursuant to this offering, (ii) the availability of land for exploration and development in the geographical regions in which our business is focused, (iii) the nature and number of competitive offers for the same projects on which we are bidding and (iv) approval by government and industry officials. We may not be successful in executing definitive agreements in connection with any other ventures, or otherwise be able to secure any additional ventures we pursue in the future. Our failure to capitalize on our existing contracts and/or to secure one or more additional business opportunities would have a material adverse effect on our business and results of operations, and could result in the cessation of our business operations.

We may not be able to raise the additional capital necessary to execute our business strategy, which could result in the curtailment or cessation of our operations.

We will need to raise substantial additional funds to fully fund our existing operations, complete the Oyo Field Intervention, complete potential milestones payments payable pursuant to the OML 120/121 Transaction, consummate future asset acquisition opportunities currently contemplated, and for the development, production, and expansion of our business. On September 30, 2010, we had positive working capital of approximately $14.3 million (including $10.8 million in cash and cash equivalents). No assurance can be given that we will have the needed additional capital to fund our growth from the net proceeds of this offering, with working capital or otherwise. We also may utilize the capital currently expected to be available from our present operations to fund other opportunities. The inability to obtain additional financing, when needed, would have a negative effect on us, including possibly requiring us to curtail or cease operations. If any future financing involves the sale of our equity securities, the shares of Common Stock held by our stockholders could be substantially diluted. If we borrow money or issue debt securities in addition to those being offered in this offering, we will be subject to the risks associated with indebtedness, including the risk that interest rates may fluctuate and the possibility that we may not be able to pay principal and interest on the indebtedness when due.

Insufficient funds will prevent us from implementing our business plan and will require us to delay, scale back, or eliminate certain of our programs or to transfer or license to third parties rights to commercialize rights in fields that we would otherwise seek to develop.

We will depend on NAE as the operator under the OML 120/121 PSC, which may result in operating costs, methods and timing of operations and expenditures beyond our control, and potential delays or the discontinuation of operations and production.

As operator under the OML 120/121 PSC, NAE manages all of the physical development and operations under the OML 120/121 PSC, including, but not limited to, the timing of drilling, production and related operations, the timing and amount of operational costs, the technology and service providers employed. We would be materially adversely affected if NAE does not properly and efficiently manage operational and production matters, or becomes unable or unwilling to continue acting as the operating contractor under the OML 120/121 PSC.

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations.

The price that NAE may receive for production with respect to the OML 120/121 PSC contract area will heavily influence our revenue, profitability, access to capital and future rate of growth. Oil is a commodity and, therefore, its price is subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the market for oil has been volatile. This market will likely continue to be volatile in the future. The prices NAE will receive for its production under the OML 120/121 PSC, and the levels of its production, depend on numerous factors beyond our and NAE’s control. These factors include the following:

  changes in global supply and demand for oil;

  the actions of the Organization of Petroleum Exporting Countries (“OPEC”);

  the price and quantity of imports of foreign oil;

  political and economic conditions, including embargoes, in oil producing countries or affecting other oil- producing activity;

  the level of global oil exploration and production activity;

  the level of global oil inventories;

  weather conditions;

  overall domestic and global economic conditions;

  the value of the dollar relative to the currencies of other countries;

  technological advances affecting energy consumption;

  domestic and foreign governmental regulations;

  the impact of energy conservation efforts;

  proximity and capacity of oil pipelines and other transportation facilities; and

  the price and availability of alternative fuels.

Lower oil prices may not only decrease our revenues but also may reduce the amount of oil that NAE can produce economically under the OML 120/121 PSC. A substantial or extended decline in oil prices would materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

We may be required to take non-cash asset write-downs if oil and natural gas prices decline, which could have a negative impact on our earnings.

Under applicable accounting rules, we may be required to write down the carrying value of oil and natural gas properties if oil and natural gas prices decline or if there are substantial downward adjustments to our estimated proved reserves, increases in its estimates of development costs or deterioration in its exploration results. Accounting standards require us to review our long-lived assets for possible impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable over time. In such cases, if the asset’s estimated undiscounted future cash flows are less than its carrying amount, impairment exists. Any impairment write-down, which would equal the excess of the carrying amount of the assets being written down over their fair value, would have a negative impact on our earnings, which could be material.

For example, at September 30, 2010, a non-cash impairment charge of $186,235,000 was recorded in the Africa operating segment to adjust the Oyo Field carrying amount to estimated fair value based upon the present value of estimated future net cash flows.

The Oyo Field and the OML 120/121 PSC contract area is located in an area where there are high security risks, which could result in harm to the Oyo Field and the operations in and around OML 120/121 and our interest in the OML 120/121 PSC.

The Oyo Field and OML 120 contract area, of which it is a part, is located approximately 75 miles off the southern Nigerian coast in deep-water. The OML 121 contract area is located directly south of the OML 120 contract area, and is similarly located in deep-water. There are some risks inherent to oil production in Nigeria. In June 2008, Shell’s Bonga Oilfield, which is near the Oyo Field, was attacked by Nigerian militants, causing Shell to shut down the operation of the field. In June 2009, another Nigerian offshore oilfield operated by Shell, the Ofirma Field, and a flow station operated by Chevron were attacked by Nigerian militants. Subsequently, Shell was forced to shut down some of its oil production in the region. In addition, an attack like that of September 11, 2001 or longer-lasting wars or international hostilities, including those currently in Afghanistan and Iraq could damage the world economy and adversely affect the availability of and demand for crude oil and petroleum products and negatively affect our investment and our customers’ investment decisions over an extended period of time. Despite undertaking various security measures and being situated 75 miles offshore the Nigerian coast, the FPSO vessel currently being used for petroleum production in the Oyo Field may become subject to terrorist acts and other acts of hostility like piracy. Such actions could adversely impact our overall business, financial condition and operations. In addition, the OML 120/121 PSC’s financial viability may also be negatively affected by changing economic, political and governmental conditions in Nigeria. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability.

Our oil and gas operations will involve many operating risks that can cause substantial losses.

We expect to, directly or indirectly, produce, transport and market potentially toxic materials, and purchase, handle and dispose of other potentially toxic materials in the course of our business. These operations will produce byproducts, which may be considered pollutants. Any of these activities could result in liability, either as a result of an accidental, unlawful discharge or as a result of new findings on the effects our operations on human health or the environment. Additionally, our oil and gas operations may also involve one or more of the following risks:

  fires;

  explosions;

  blow-outs;

  uncontrollable flows of oil, gas, formation water, or drilling fluids;

  natural disasters;

  pipe or cement failures;

  casing collapses;

  embedded oilfield drilling and service tools;

  abnormally pressured formations;

  damages caused by vandalism and terrorist acts; and

  environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

Because we are dependent on NAE as the operating contractor under the OML 120/121 PSC, we have little or no control over the foregoing risks as they relate to the OML 120/121 PSC contract area, including the Oyo Field contained therein. In the event that any of the foregoing events occur, we could incur substantial losses as a result of: (i) injury or loss of life; (ii) severe damage or destruction of property, natural resources or equipment; (iii) pollution and other environmental damage; (iv) investigatory and clean-up responsibilities; (v) regulatory investigation and penalties; (vi) suspension of its operations; or (vii) repairs to resume operations. If we experience any of these problems, our ability to conduct operations could be adversely affected. Additionally, offshore operations are subject to a variety of operating risks, such as capsizing, collisions and damage or loss from typhoons or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production.

Our use of 2-D and 3-D seismic data is subject to interpretation and may not accurately identify the presence of hydrocarbons, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable geoscientists to know whether hydrocarbons are, in fact, present in those structures and the amount of hydrocarbons. We are employing 3-D seismic technology with respect to certain of our projects. The use of 2-D and 3-D seismic and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies, which may result in a reduction in our returns or losses. As a result, any drilling activities may not be successful or economical, and our overall drilling success rate or our drilling success rate for activities in a particular area could decline. We often gather 2-D and 3-D seismic data over large areas. Our interpretation of seismic data delineates those portions of an area that we believe are desirable for drilling. Therefore, we may choose not to acquire option or lease rights prior to acquiring seismic data, and, in many cases, we may identify hydrocarbon indicators before seeking option or lease rights in the location. If we are not able to lease those locations on acceptable terms, we will have made substantial expenditures to acquire and analyze 2-D and 3-D data without having an opportunity to attempt to benefit from those expenditures.

We do not have a plan to carry insurance policies in Nigeria or China and will be at risk of incurring personal injury claims for our employees and subcontractors, and incurring loss of business due to theft, accidents or natural disasters.

We do not carry, and do not plan to carry, any policies of insurance to cover any type of risk to our businesses in Nigeria and China, including, without limitation, the risks discussed above. In the event that we were to incur substantial liabilities with respect to one or more incidents, this could adversely affect our operations and we may not have the necessary capital to pay our portion of such costs and maintain business operations.

We will be dependent upon others for the storage and transportation of oil and gas, as well as the supply of materials, resources and services needed for projects, which could result in significant operational costs to us and depletion of capital.

We do not own storage or transportation facilities and, therefore, depend upon third parties to store and transport all of our oil and gas resources when and if produced. Additionally, current and anticipated projects require us to obtain materials, resources, and services from third parties. There may be only a limited number of storage and transportation providers, and manufacturers, and suppliers of the materials, resources and services. We will likely be subject to price changes and termination provisions in any contracts we may enter into with these third-party service providers. We may not be able to identify such third-parties for any particular project. Even if such sources are initially identified, we may not be able to identify alternative providers in the event of contract price increases or termination. In the event we are unable to find acceptable third-party manufacturers or service providers, we would be required to contract for our own storage facilities and employees to transport our resources and the ability to make the supplies necessary. We may not have sufficient capital, capacity, or time available to assume these obligations, and our inability to do so could result in the cessation of our business.

Maritime disasters and other operational risks may adversely impact our reputation, financial condition and results of operations.

The operation of the FPSO vessel has an inherent risk of maritime disaster, environmental mishaps, cargo and property losses or damage and business interruptions caused by, among others:

  mechanical failure;

  damages requiring dry-dock repairs;

  human error;

  labor strikes;

  adverse weather conditions;

  vessel off hire periods

  regulatory delays; and

  political action, civil conflicts, terrorism and piracy.

Any of these circumstances could adversely affect the operation of the FPSO vessel, and result in loss of revenues or increased costs and adversely affect our profitability. Terrorist acts and regional hostilities around the world in recent years have led to the increase in insurance premium rates and the implementation of special “war risk” premiums for certain areas. While operations in the Oyo Field, and under the OML 120/121 PSC more broadly, are not insured against business interruption, certain of our service providers may carry insurance whose rates may be subject to such increases, which they may pass on to us in the form of increased fees and expenses, which may adversely affect our profitability with respect to this asset.

The loss of key employees could adversely affect our ability to operate.

We believe that our success depends on the continued service of our key employees, as well as our ability to hire additional key employees, when and as needed. Each of Byron A. Dunn, our President and Chief Executive Officer, Abiola Lawal, our Executive Vice President and Chief Financial Officer, and Richard Grigg, our Senior Vice President and Managing Director, has the right to terminate his employment at any time without penalty under his employment agreement. The unexpected loss of the services of either Mr. Dunn, Mr. Lawal, Mr. Grigg, or any other key employee, or our failure to find suitable replacements within a reasonable period of time thereafter, could have a material adverse effect on our ability to execute our business plan and therefore, on our financial condition and results of operations.

Our business partner, CAMAC International, is a related party, and our non-executive chairman is a principal owner and one of the directors of CAMAC International .

Our majority stockholder, CEHL, is closely affiliated with CAMAC International. Dr. Kase Lawal, our Non-Executive Chairman and a member of the Board of Directors, is a director of CEHL as well as CINL. Dr. Lawal also owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CEHL, and CINL and Allied Energy are each wholly-owned subsidiaries of CEHL. As a result, Dr. Lawal may be deemed to have an indirect material interest in any transactions with CAMAC International, including the CAMAC Transaction (and the ancillary agreements entered into in conjunction with the transaction) and the pending OML 120/121 Transaction. These relationships may give rise to conflicts of interest and we may not be able to prove that they are equivalent to arm’s length transactions. In the event that such transactions do not provide the value equivalent of arm’s length transactions, our results of operations may suffer and we may be subject to costly shareholder litigation.

If we do not hedge our exposure to reductions in oil and gas prices, we may be subject to the risk of significant reductions in prices; alternatively, our use of oil and gas price hedging contracts could limit future revenues from price increases.

To date, we have not entered into any hedging transactions but may do so in the future. In the event that we choose not to hedge our exposure to reductions in oil and gas prices by purchasing futures and by using other hedging strategies, we could be subject to significant reduction in prices which could have a material negative impact on our profitability. Alternatively, we may elect to use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. The use of hedging transactions could limit future revenues from price increases and could also expose us to adverse changes in basis risk, the relationship between the price of the specific oil or gas being hedged and the price of the commodity underlying the futures contracts or other instruments used in the hedging transaction. Hedging transactions also involve the risk that the counterparty does not satisfy its obligations.

Risks Related to International Operations

Our Nigerian, Chinese and other international operations will subject us to certain risks inherent in conducting business operations in Nigeria, China and other foreign countries, including political instability and foreign government regulation, which could significantly impact our ability to operate in such countries and impact our results of operations.

We conduct substantially all of our business in Nigeria and China. Our Nigerian and Chinese operations and any future operations in other foreign countries are, and will be, subject to risks generally associated with conducting businesses in foreign countries, such as:

  foreign laws and regulations that may be materially different from those of the United States;

  changes in applicable laws and regulations;

  challenges to, or failure of, title;

  labor and political unrest;

  foreign currency fluctuations;

  changes in foreign economic and political conditions;

  export and import restrictions;

  tariffs, customs, duties and other trade barriers;

  difficulties in staffing and managing foreign operations;

  longer time periods in collecting revenues;

  difficulties in collecting accounts receivable and enforcing agreements;

  possible loss of properties due to nationalization or expropriation; and

  limitations on repatriation of income or capital.

Specifically, foreign governments may enact and enforce laws and regulations requiring increased ownership by domestic businesses and/or state agencies in energy producing businesses and the facilities used by these businesses, which could adversely affect our ownership interests in then existing ventures. Our ownership structure may not be adequate to accomplish our business objectives in Nigeria, China or in any other foreign jurisdiction where we may operate. Foreign governments also may impose additional taxes and/or royalties on our business, which would adversely affect our profitability and may adversely affect the value of our interests in the OML 120/121 PSC, including the Oyo Field. In certain locations, governments have imposed restrictions, controls and taxes, and in others, political conditions have existed that may threaten the safety of employees and our continued presence in those countries. Internal unrest, acts of violence or strained relations between us and a foreign government or other governments may adversely affect our operations. These developments may, at times, significantly affect our results of operations, and must be carefully considered by our management when evaluating the level of current and future activity in such countries.

OML 120/121 and the OML 120/121 PSC are subject to substantial security risks.

Since December 2005, Nigeria has experienced increased pipeline vandalism, kidnappings and militant takeovers of oil facilities in the Niger Delta. The Movement for the Emancipation of the Niger Delta (MEND) is the main group attacking oil infrastructure for political objectives, claiming to seek a redistribution of oil wealth and greater local control of the sector. Additionally, kidnappings of oil workers for ransom are common. Security concerns have led some oil services firms to pull out of the country and oil workers unions to threaten strikes over security issues. The instability in the Niger Delta has caused shut-in production and several companies to declare force majeure on oil shipments. Our facilities are subject to these substantial security risks and our financial condition and results of operations may materially suffer as a result.

Because we plan to conduct substantial business in Nigeria and China, fluctuations in exchange rates and restrictions on currency conversions could adversely affect our results of operations and financial condition.

Because some or all of our expenses and capital expenditures arising under the OML 120/121 PSC may be denominated in foreign currencies, including the European Union euro and British pound sterling, and our cash is denominated in U.S. dollars, fluctuations in the exchange rates between the U.S. dollar and foreign currencies will affect our balance sheet and earnings per share in U.S. dollars. In addition, we will report our financial results in U.S. dollars, and appreciation or depreciation in the value of such foreign currencies relative to the U.S. dollar would affect our financial results reported in U.S. dollars terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rates will also affect the relative value of earnings from and the value of any U.S. dollar-denominated investments we make in the future.

In China, our financial performance and condition is measured in terms of RMB, the official currency of China. It is difficult to assess whether a devaluation or revaluation (upwards valuation) of the RMB against the U.S. dollar would have an adverse effect on our financial performance and asset values when measured in terms of U.S. dollars. An increase in the RMB would raise our costs incurred in RMB; however, it is not clear whether the underlying cause of the revaluation would also cause an increase in our price received for oil or gas which would have the opposite effect of increasing our margins and improving our financial performance.

Our financial condition could also be adversely affected as a result of our inability to obtain the governmental approvals necessary for the conversion of RMB into U.S. dollars in certain transactions of capital, such as direct capital investments in Chinese companies by foreign investors.

Currently, there are few means and/or financial tools available in the open market for us to hedge our exchange risk against any possible revaluation or devaluation of RMB. Because we do not currently intend to engage in hedging activities to protect against foreign currency risks, future movements in the exchange rate of the RMB could have an adverse effect on our results of operations and financial condition.

Applicable Nigerian income tax rates could adversely affect the value of the Oyo Field and the broader OML 120/121 PSC asset.

The Oyo Field, income derived therefrom, and CAMAC Petroleum Limited as our acquiring subsidiary in the CAMAC Transaction, as well as the broader OML 120/121 PSC contract rights we plan to acquire in the OML 120/121 Transaction, are subject to the jurisdiction of the Nigerian taxing authorities. The Nigerian government applies different tax rates upon income derived from Nigerian oil operations ranging from 50% to 85%, based upon a number of factors. The final determination of the tax liabilities with respect to the Oyo Field and the broader OML 120/121 PSC involves the interpretation of local tax laws and related authorities. In addition, changes in the operating environment, including changes in tax law and currency/repatriation controls, could impact the determination of tax liabilities with respect thereto for a tax year. While we believe the total tax rate applicable to the Oyo Field and the OML 120/121 PSC is 52% including a 2% education tax, the actual applicable rate could be higher, which could result in a material decrease in the profits allocable to us under the OML 120/121 PSC. In addition, the Nigerian Petroleum Industry Bill (the “PIB”), discussed in more detail below, could materially impact the amount of taxes payable to the Nigerian government.

The passage into law of the Nigerian Petroleum Industry Bill could create additional fiscal and regulatory burdens on the parties to the OML 120/121 PSC, which could have a material adverse effect on the profitability of the production.

The draft PIB is currently undergoing legislative process at the Nigerian National Assembly. The PIB seeks to introduce significant changes to legislation governing the oil and gas sector in Nigeria, including new fiscal regulatory and tax obligations and expanded fiscal and regulatory oversight that may impose additional operational and regulatory burdens on the operating contractor under the OML 120/121 PSC and impact the economic benefits anticipated by the parties to the OML 120/121 PSC. Any such fiscal and regulatory changes could have a negative impact on the profits allocable to us under the OML 120/121 PSC.

A lack of adequate remedies and impartiality under the Nigerian and Chinese legal systems may adversely impact our ability to do business and to enforce the agreements to which we are a party.

We have entered into agreements governed by Chinese or Nigerian law, and we anticipate that we will be entering into numerous additional agreements governed by Chinese and Nigerian law. Our business would be materially and adversely affected if these agreements were not enforced. In the event of a dispute, enforcement of these agreements in Nigeria or China could be extremely difficult. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have little precedential value. Moreover, the Nigerian and Chinese governments’ experience in implementing, interpreting and enforcing certain recently enacted laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is uncertain. Furthermore, enforcement of the laws and regulations may be subject to the exercise of considerable discretion by agencies of the Nigerian and Chinese governments, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. These uncertainties could limit the protections that are available to us.

A foreign government could change its policies toward private enterprise or even nationalize or expropriate private enterprises or assets, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in Nigeria, China or in any other foreign jurisdiction in which we operate. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity, foreign investment and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice. Similarly, the Nigerian government may adopt policies that are detrimental to us with little or no notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the loss of all or substantially all of our assets and in the total loss of your investment in us.

The Nigerian government could requisition or seize the FPSO vessel. Under requisition for title, a government takes control of a vessel and becomes its owner. Under requisition for hire, a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency. Although we would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain.

The continued existence of official corruption and bribery in Nigeria, and the inability or unwillingness of Nigerian authorities to combat such corruption, may negatively impact our ability to fairly and effectively compete in the Nigerian oil and gas market.

Official corruption and bribery remain a serious concern in Nigeria. Transparency International ranks Nigeria 134 out of 178 countries in terms of corruption perceptions. In an attempt to combat corruption in the oil & gas sector, the National Assembly passed the Nigeria Extractive Industries Transparency Initiative Act 2007. This action permitted Nigeria to become a candidate country under the Extractive Industries Transparency Initiative (“EITI”), the first step in bringing transparency to all material oil, gas and mining payments to the Government of Nigeria. In addition, several notable cases have been brought against corrupt bank officials by the Nigerian government, but, to date, few significant cases have been successful and bank regulatory oversight remains a concern. Thus, increased diligence may be required in working with or through Nigerian banks or with Nigerian governmental authorities, and interactions with government officials may need to be monitored. To the extent that such efforts to increase transparency are unsuccessful, and any competitors utilize the existence of corruptive practices in order to secure an unfair advantage, our financial condition and results of operations may suffer.

If relations between the United States and Nigeria or China were to deteriorate, investors might be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States has had significant disagreements with each of Nigeria and China over political, economic and security issues. Additional controversies may arise in the future between the United States and these two countries. Any political or trade controversies between the United States and either of these two countries, whether or not directly related to our business, could adversely affect the market price of our Common Stock.

If the United States imposes trade sanctions on China due to its current currency policies, our operations could be materially and adversely affected.

Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. The U.S. Congress from time to time has considered the enactment of legislation with the view of imposing new tariffs on Chinese imports. In 2005, the People’s Bank of China decided to strengthen the exchange rate of the Chinese currency to the U.S. dollar, revaluing the Chinese currency by 2.1% and introducing a “managed floating exchange rate regime.” Since that time, the exchange rate of the Chinese currency has officially been allowed to float against a basket of currencies.

If the U.S. Congress determines that China is still gaining a trade advantage from its exchange currency policy and an additional tariff is imposed, it is possible that China-based companies will no longer maintain significant price advantages over U.S. and other foreign companies on their goods and services, and the rapid growth of China’s economy would slow as a result. If the United States or other countries enact laws to penalize China for its currency policies, our business could be materially and adversely affected.

Risks Related to Our Industry

The energy market in which we operate is highly competitive and we may not be able to compete successfully against our current and future competitors, which could seriously harm our business.

Competition in the oil and gas industry is intense, particularly with respect to access to drilling rigs and other services, the acquisition of properties and the hiring and retention of technical personnel. We expect competition in the market to remain intense because of the increasing global demand for energy, and that competition will increase significantly as new companies enter the market and current competitors continue to seek new sources of energy and leverage existing sources. Recently, higher commodity prices and stiff competition for acquisitions have significantly increased the cost of available properties. Many of our competitors, including large oil companies, have an established presence in Africa, Asia and the Pacific Rim countries and have longer operating histories, significantly greater financial, technical, marketing, development, extraction and other resources and greater name recognition than we do. As a result, they may be able to respond more quickly to new or emerging technologies, changes in regulations affecting the industry, newly discovered resources and exploration opportunities, as well as to large swings in oil and natural gas prices. In addition, increased competition could result in lower energy prices, reduced margins and loss of market share, any of which could harm our business. Furthermore, increased competition may harm our ability to secure ventures on terms favorable to it and may lead to higher costs and reduced profitability, which may seriously harm our business.

Our business depends on the level of activity in the oil and gas industry, which is significantly affected by volatile energy prices, which volatility could adversely affect our ability to operate profitably.

Our business depends on the level of activity in the oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic and weather-related factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

  the domestic and foreign supply of oil and natural gas;

  the ability of the Organization of Petroleum Exporting Countries, commonly called “OPEC,” to set and maintain production levels and pricing;

  the price and availability of alternative fuels;

  weather conditions;

  the level of consumer demand;

  global economic conditions;

  political conditions in oil and gas producing regions; and

  government regulations.

Within the past 12 months, light crude oil futures have ranged from below $65 per barrel to over $85 per barrel, and may continue to fluctuate significantly in the future. With respect to ventures in China, the prices we will receive for oil and gas, in connection with any of its production ventures, will likely be regulated and set by the government. As a result, these prices may be well below the market price established in world markets. Therefore, we may be subject to arbitrary changes in prices that may adversely affect our ability to operate profitably.

We or our third party operators may not be successful in finding or developing petroleum resources, and if we fail to do so, we will likely cease operations.

We will be operating primarily in the petroleum extraction business. Therefore, if we are not successful in finding crude oil and natural gas sources with good prospects for future production, and exploiting such sources, our business will not be profitable and we may be forced to terminate our operations. Exploring and exploiting oil and gas or other sources of energy entails significant risks, which risks can only be partially mitigated by technology and experienced personnel. We or any venture we acquire or participate in may not be successful in finding petroleum or other energy sources; or, if we are successful in doing so, we may not be successful in developing such resources and producing quantities that will be sufficient to permit us to conduct profitable operations. Our future success will depend in large part on the success of our drilling programs and creating and maintaining an inventory of projects. Creating and maintaining an inventory of projects depends on many factors, including, among other things, obtaining rights to explore, develop and produce hydrocarbons in promising areas, drilling success, ability to bring long lead-time, capital intensive projects to completion on budget and schedule, and efficient and profitable operation of mature properties. Our inability to successfully identify and exploit crude oil and natural gas sources would have a material adverse effect on our business and results of operations and would, in all likelihood, result in the cessation of our business operations.

Exploring and exploitation of energy sources involve the risk that no commercially productive oil or gas reservoirs will be discovered or, if discovered, that the cost or timing of drilling, completing and producing wells will not result in profitable operations. Our drilling operations may be curtailed, delayed or abandoned as a result of a variety of factors, including:

  adverse weather conditions;

  unexpected drilling conditions;

  pressure or irregularities in formations;

  equipment failures or accidents;

  inability to comply with governmental requirements;

  shortages or delays in the availability of drilling rigs and the delivery of equipment; and

  shortages or unavailability of qualified labor to complete the drilling programs according to the business plan schedule.

Compliance and enforcement of environmental laws and regulations, including those related to climate change, may cause us to incur significant expenditures and require resources, which we may not have.

Extensive national, regional and local environmental laws and regulations in Nigeria, China and other Pacific Rim countries are expected to have a significant impact on our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, which provide for user fees, penalties and other liabilities for the violation of these standards. As new environmental laws and regulations are enacted and existing laws are repealed, interpretation, application and enforcement of the laws may become inconsistent. Compliance with applicable local laws in the future could require significant expenditures, which may adversely affect our operations. The enactment of any such laws, rules or regulations in the future may have a negative impact on our projected growth, which could in turn decrease its projected revenues or increase its cost of doing business.

Risks Related to Our Stock

Stock sales following the issuance of the Consideration Shares to CAMAC International or issuance of shares in connection with the financing may affect the stock price of our Common Stock.

After the issuance by us to CAMAC International of 89,467,120 shares of Company Common Stock, par value $0.001, representing approximately 62.74% of our issued and outstanding Common Stock at closing of the CAMAC Transaction, or the Consideration Shares, in the CAMAC Transaction and issuance of shares and warrants to purchase shares in connection with the financing, the recipients of such shares (or shares upon exercise of warrants) may sell all or a substantial portion of their shares in the public market, which could result in downward pressure on the stock price of all our capital stock. Moreover, in connection with the issuance of the Consideration Shares to CAMAC International, we entered into a registration rights agreement with CAMAC International, pursuant to which we prepared and filed with the SEC a registration statement on Form S-3 covering the resale of the Consideration Shares (the “Registration Statement”) issuable to CAMAC International at the closing of the CAMAC Transaction, in addition to providing certain “piggyback” registration rights to CAMAC International with respect to any additional Consideration Shares issuable after the closing of the CAMAC Transaction, in each case subject to certain limitations and conditions. The Registration Statement filed with respect to the Consideration Shares issued at the closing of the CAMAC Transaction has been declared effective by the SEC. These registrations could also result in downward pressure on the stock price of all our capital stock.

CAMAC International is our controlling stockholder, and CAMAC International may take actions that conflict with the interests of the other stockholders.

CAMAC International beneficially owns a majority of the outstanding shares of our common stock. Accordingly, subject to a voting agreement provision in the Purchase and Sale Agreement entered into in connection with the CAMAC Transaction (the “Purchase Agreement”), pursuant to which CAMAC International has agreed to elect or remove the three directors designated by the PAPI Representatives (Frank Ingriselli and Stephen F. Groth, as defined in the Purchase Agreement) for one year following the closing of the CAMAC Transaction, CAMAC International will control the power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our Amended and Restated Certificate of Incorporation and approving mergers, acquisitions or sales of all or substantially all of our assets, subject to certain restrictive covenants. The interests of CAMAC International as our controlling stockholder could conflict with your interests as a holder of our common stock. For example, CAMAC International as our controlling stockholder may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to you, as our minority holders.

If we lose our status as an indigenous Nigerian oil and gas operator, we would no longer be eligible for preferential treatment in the acquisition of marginal field oil and gas assets and marginal field oil and gas licensing rounds in Nigeria.

We are considered an indigenous Nigerian oil and gas operator by virtue of our majority stockholder, CEHL, which is an indigenous Nigerian oil and gas company. This status makes us eligible for preferential treatment under the Nigerian Oil and Gas Industry Content Development Act with respect to the provision of oil and gas services. If CEHL were to lose its status as an indigenous Nigerian oil and gas company due to its affiliation with our U.S. based company or otherwise, or if CEHL’s majority interest in us were to be diluted or reduced due to additional issuances of equity by the Company, CEHL’s sale or transfer of its interest in the Company or otherwise, we may lose our status as an indigenous Nigerian oil and gas operator. As a result, we would lose one of our key advantages in the Nigerian oil and gas market and our results of operations could materially suffer.

The market price of the Company’s stock may be adversely affected by a number of factors related to the Company’s performance, the performance of other energy-related companies and the stock market in general.

The market prices of securities of energy companies are extremely volatile and sometimes reach unsustainable levels that bear no relationship to the past or present operating performance of such companies.

Factors that may contribute to the volatility of the trading price of the Company’s Common Stock include, among others:

  the Company’s quarterly results of operations;

  the variance between the Company’s actual quarterly results of operations and predictions by stock analysts;

  financial predictions and recommendations by stock analysts concerning energy companies and companies competing in the Company’s market in general, and concerning the Company in particular;

  public announcements of regulatory changes or new ventures relating to the Company’s business, new products or services by the Company or its competitors, or acquisitions, joint ventures or strategic alliances by the Company or its competitors;

  public reports concerning the Company’s services or those of its competitors;

  the operating and stock price performance of other companies that investors or stock analysts may deem comparable to the Company;

  large purchases or sales of the Company’s Common Stock;

  investor perception of the Company’s business prospects or the oil and gas industry in general; and

  general economic and financial conditions.

In addition to the foregoing factors, the trading prices for equity securities in the stock market in general, and of energy-related companies in particular, have been subject to wide fluctuations that may be unrelated to the operating performance of the particular company affected by such fluctuations. Consequently, broad market fluctuations may have an adverse effect on the trading price of the Common Stock, regardless of the Company’s results of operations.

The limited market for the Company’s Common Stock may adversely affect trading prices or the ability of a shareholder to sell the Company’s shares in the public market at or near ask prices or at all if a shareholder needs to liquidate its shares.

The market price for shares of the Company’s Common Stock has been, and is expected to continue to be, very volatile. Numerous factors beyond the Company’s control may have a significant effect on the market price for shares of the Company’s Common Stock, including the fact that the Company is a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we came to the attention of such persons, they tend to be risk-averse and may be reluctant to follow an unproven, early stage company such as the Company or purchase or recommend the purchase of its shares until such time as the Company becomes more seasoned and viable. There may be periods of several days or more when trading activity in the Company’s shares is minimal as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Due to these conditions, investors may not be able to sell their shares at or near ask prices or at all if investors need money or otherwise desire to liquidate their shares.

The Company’s issuance of Preferred Stock could adversely affect the value of the Company’s Common Stock.

The Company’s Amended and Restated Certificate of Incorporation authorizes the issuance of up to 20 million shares of Preferred Stock, which shares constitute what is commonly referred to as “blank check” Preferred Stock. This Preferred Stock may be issued by the Board of Directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of Preferred Stock, designated by resolution of the Board of Directors, stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to Common Stock, including conversion price; and (vi) voting rights. The designation of such shares could be dilutive of the interest of the holders of our Common Stock. The ability to issue such Preferred Stock could also give the Company’s Board of Directors the ability to hinder or discourage any attempt to gain control of the Company by a merger, tender offer at a control premium price, proxy contest or otherwise.

Our stockholders may not be able to enforce United States civil liabilities claims.

Many of our assets are, and are expected to continue to be, located outside the United States and held through one or more subsidiaries incorporated under the laws of foreign jurisdictions, including Nigeria, Hong Kong and China. Similarly, a substantial part of our operations are, and are expected to continue to be, conducted in Nigeria, China and other Pacific Rim countries. In addition, some of our directors and officers, including directors and officers of our subsidiaries, may be residents of countries other than the United States. All or a substantial portion of the assets of these persons may be located outside the United States. As a result, it may be difficult for stockholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of Nigeria, China and other Pacific Rim countries would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

The Common Stock may be deemed “penny stock” and therefore subject to special requirements that could make the trading of the Company’s Common Stock more difficult than for stock of a company that is not “penny stock.”

The Company’s Common Stock may be deemed to be a “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks (i) with a price of less than five dollars per share; (ii) that are not traded on a “recognized” national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of issuers with net tangible assets of less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than $6,000,000 for the last three years.

Section 15(g) of the Exchange Act, and Rule 15g-2 promulgated thereunder, require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 promulgated under the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in the Common Stock to resell their shares to third parties or to otherwise dispose of them.

THE OML 120/121 PSC

On July 22, 2005, Allied Energy, CINL and NAE entered into the OML 120/121 PSC. Pursuant to the OML 120/121 PSC, NAE assumed the rights and obligations as the operating contractor to the petroleum operations in the contract area covered by the OML 120/121 PSC and was assigned an undivided 40% contractual interest in OML 120/121. Allied Energy and CINL were assigned the remaining 60% contractual interest. On April 7, 2010, pursuant to the CAMAC Transaction, we entered into a novation agreement and acquired the rights and assumed the liabilities of Allied Energy and CINL under the OML 120/121 PSC with respect to the Oyo Field only. Upon consummation of the OML 120/121 Transaction, we will have assumed all of Allied Energy’s and CINL’s rights and obligations under the OML 120/121 PSC. The discussion below assumes that we have consummated the OML 120/121 Transaction.

The OML 120/121 PSC has a term of 20 years expiring February 2021 and governs the conduct of petroleum operations within the OML 120/121 blocks and the allocation of crude oil produced from this area. NAE is the operating contractor under the OML 120/121 PSC and is responsible for the daily petroleum operations. Crude oil produced pursuant to the OML 120/121 PSC is allocated to four categories of oil: royalty oil, cost oil, tax oil and profit oil. The first 12% of the proceeds from available crude oil is paid to the Nigerian government as royalty oil.

The amounts remaining after allocating royalty oil are then split 80/20 between cost oil and remainder oil (consisting of tax oil and profit oil), respectively. The 80% allocated to cost oil repays NAE for operating costs incurred in the production of oil as well as capital costs incurred to construct the field. Each party can share cost oil based on the share of operating and capital costs actually incurred by such party. We may, but are not required to, contribute up to 30% of cash calls, and NAE has also agreed to pay, on our behalf, 30% of the operating costs up to the amount of $10.0 million as a “free-carry” to us. Cost oil cannot exceed 80% of the available oil proceeds net of royalty oil.

Cost oil is allocated to us and NAE on a 50/50 basis until we have recovered the sum of $10.0 million of costs funded by NAE (which occurred in 2010) following the approval of the first Development Plan by the Nigerian government. Thereafter, the participating interest of each party in cost oil is to be construed on the basis of the ratio of the operating costs actually incurred and not yet recovered by each party in proportion to the total operating costs incurred and not yet recovered. Total operating costs include past costs that are considered deductible by the government of Nigeria for purposes of the petroleum profits tax, with a priority for an amount not more than $50.0 million credited to NAE and the balance of the past costs is allocated to us. The aggregate amount of past costs is capped at $120.0 million. The parties are in the process of confirming the deductibility of past costs in relation to the petroleum profits tax with the government of Nigeria. Past costs are considered recoverable from cost oil only after they have been approved as allowable for tax purposes by the relevant Nigerian tax authorities, with a priority for the $50.0 million credited to NAE.

We are entitled to profit oil as a “First Party” and as a “Contractor” under the OML 120/121 PSC. NAE is also a First Party and a Contractor under the OML 120/121 PSC but has agreed to waive its allocation of profit oil as a First Party so long as Allied Energy does not sell, assign or otherwise transfer its interests under the OML 120/121 PSC to any third party and so long as no change of control has occurred. NAE agreed to the continued waiver of its right to profit oil in conjunction with the CAMAC Transaction, and their continued waiver is also a condition to closing the OML 120/121 Transaction. On a month-by-month basis, profit oil is to be allocated between us and NAE as Contractors in accordance with the same proportion of the actual accumulated operating costs (excluding past costs) funded by each of us out of the total accumulated operating costs (excluding past costs) at the end of the preceding month. Profit oil is allocated to the parties according to the following schedule:

Cumulative Production (mmbbls)	Contractor	First Party
Up to 350	70.0%	30.0%
351 to 750	65.0%	35.0%
751 to 1000	52.5%	47.5%
1001 to 1500	45.0%	55.0%
1501 to 2000	35.0%	65.0%

From inception of operations through July 2010, NAE incurred approximately $1.1 billion of operating costs, including capital expenditures, with respect to the Oyo Field, and an outstanding capital cost balance of approximately $1.1 billion. As a First Party, we are guaranteed 30% of profit oil, which is taxed at a rate of 52%, subject to a deduction for operating and capital costs. Because we have not contributed to operating or capital costs, we currently receive approximately 5% of gross revenues as profit oil after deduction of tax oil with respect to crude oil production in the Oyo Field. Below is a flow chart portraying the allocation of oil produced pursuant to the OML 120/121 PSC.

The OML 120/121 PSC is governed by the laws of Nigeria and any disputes between the parties are to be resolved through arbitration in Paris. The OML 120/121 PSC may be terminated by either party in the event that the other party assigns its rights under the agreement to a third party without the consent of the non-assigning party or the other party is dissolved, liquidated, wound up, or otherwise terminates its existence; becomes insolvent, bankrupt or makes an assignment for the benefit of its creditors; or a receiver is appointed for the whole or a substantial portion of its assets.

THE OYO FIELD INTERVENTION

Production from the Oyo Field commenced on December 5, 2009 from Oyo well #6, and production from both Oyo well #5 and #6 reached a combined maximum rate of 22,059 Bopd on December 12, 2009. Initially, the producing gas-oil ratio from both wells started at around 300 cf/d, but steadily increased to over 60,000 cf/d as of September 30, 2010. The majority of this gas is flowing from Oyo well #5, which has a large gas cap. The increased gas production has limited oil production from the wells, which has declined from its peak in December 2009, to less than 6,000 Bopd as of October 2010. Higher than expected gas production from Oyo well #5 is believed to be attributable to a mechanical problem in the well, which has caused a channeling of gas from the gas cap into the well. We, NAE and Allied Energy believe the Oyo Field Intervention is necessary to halt the gas channeling into Oyo well #5 and to increase oil production from current levels. The Oyo Field Intervention will involve identifying the location of gas entry into the wellbore and pumping a chemical sealant to block the flow of gas and therefore allow more oil to be produced from the well. This operation is expected to allow Oyo well #5’s oil production to increase by approximately 4,000 to 6,000 Bopd for the next twelve months following the completion of the intervention. Oyo well #5 is currently producing less than 3,500 Bopd as of October 2010. The Oyo Field Intervention has been approved by the Oyo Field’s Management Committee (the “MACOM”) on terms acceptable to us, at an estimated approved expense of approximately $51.0 million.

Under the terms of the proposed Oyo Field Intervention approved by the MACOM and us, we will assume the obligation of paying for the Oyo Field Intervention, subject to cost recovery of such expenses as operating costs from cost oil (as defined in the OML 120/121 PSC), which are payable prior to tax oil and profit oil, but after royalty oil pursuant to the terms of the OML 120/121 PSC. See “The OML 120/121 PSC.” NAE previously informed us that it would not be able to obtain the necessary corporate approvals in time to commence the Oyo Field Intervention during the fourth quarter of 2010. Because of the accelerated cost recovery and the importance of the Oyo Field to our operations, we determined that we would initiate and fund the Oyo Field Intervention rather than wait for NAE to obtain the necessary approvals. In connection with this determination, we may elect to become contractually required to pay or guarantee certain amounts to one or more third-party contractors that we may engage to conduct the Oyo Field Intervention. Prior to completion of the Oyo Field Intervention, NAE will however have the right to fund a share of the operating costs, up to NAE’s share of funding obligations under the OML 120/121 PSC, payable directly to us and recoverable on the same basis as us from cost oil.

The Oyo Field Intervention commenced on December 4, 2010 with the mobilization of the Transocean Marianas to the field. The mobilization commenced earlier than previously anticipated due to the availability of the Marianas, a fourth generation Earl & Wright Sedco 700 design semi-submersible drilling unit that will be performing the intervention.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the placement agent fee of approximately $1.0 million and offering expenses payable by us of approximately $72,500, will be approximately $19.5 million (without taking into account any cash payment for shares issuable upon exercise of the warrants issued in the offering). We intend to use the net proceeds from this offering to fund a portion of the Oyo Field Intervention. Pending this use, we intend to invest our net proceeds from this offering primarily in cash, or cash equivalents.

DILUTION

Purchasers of shares of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Net tangible book value per share is total tangible assets, reduced by total liabilities, divided by the total number of outstanding shares of common stock. Our net tangible book value as of September 30, 2010 was approximately $221.9 million, or approximately $1.54 per outstanding share of common stock.

After giving effect to the sale of the securities and the application of the net proceeds therefrom at a public offering price of $2.20 per fixed combination of securities (and excluding shares of common stock issued and any proceeds received upon exercise of the warrants), our adjusted net tangible book value as of September 30, 2010 would have been approximately $241.4 million, or approximately $1.58 per share. This represents an immediate increase in net tangible book value of $0.04 per share to our existing stockholders and an immediate dilution of $0.62 per share to new investors. The following table illustrates this calculation on a per share basis, assuming that we sell all of the securities we are offering:

Public offering price per fixed combination	$2.20
Net tangible book value per share as of September 30, 2010	$1.54
Increase in net tangible book value per share attributable to new investors	$0.04
Adjusted net tangible book value per share as of September 30, 2010 after giving effect to this offering	$1.58
Dilution per share to new investors	$0.62

Investors that acquire additional shares of common stock through the exercise of the warrants offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise.

The amounts above are based on 143,695,200 shares of common stock outstanding as of September 30, 2010, and assume no exercise of outstanding options or warrants since that date. The number of shares of common stock anticipated to be outstanding after this offering excludes:

  554,434 shares of our common stock issuable upon the exercise of outstanding stock options under our 2007 Stock Plan, having a weighted average exercise price of $1.59 per share;

  1,933,737 shares of our common stock issuable upon the exercise of outstanding stock options under our 2009 Equity Incentive Plan, having a weighted average exercise price of $3.45 per share

  5,025,631 shares of our common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $3.84 per share;

  4,939,124 shares of common stock issuable upon the exercise of warrants to be issued in this offering (including shares of common stock issuable upon the exercise of a warrant to be issued to the placement agent for this offering).

To the extent that any of our outstanding options or warrants are exercised, we grant additional options under our stock option plans or issue additional warrants, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock has been listed on the NYSE Amex under the symbol “CAK” since April 7, 2010. Prior to that, from November 5, 2009 it was listed on the NYSE Amex under the symbol “PAP.” Prior to being listed on the NYSE Amex, our Common Stock was quoted on the OTC Bulletin Board under the symbol “PFAP.OB” between May 8, 2008 and November 4, 2009, and on the Pink Sheets under the symbol “PFAP.PK.” The table below sets forth the high and low last bid prices for our Common Stock for each fiscal quarter as reported by Pink Sheets LLC for all of 2008. These prices do not reflect retail mark-ups, markdowns or commissions and may not represent actual transactions. For 2009 and 2010 the table below shows the high and low price as reported by the OTC Bulletin Board and NYSE Amex including intra-day trading prices (as applicable) as reported by Yahoo.com.

	Year ended
	December 31, 2010
	High	Low
First Quarter	$5.15	$3.50
Second Quarter	6.07	3.25
Third Quarter	4.06	2.11
Fourth Quarter	3.97	1.95
(through December 22, 2010)

	Year ended
	December 31, 2009
	High	Low
First Quarter	$1.15	$0.35
Second Quarter	2.41	0.75
Third Quarter	3.70	1.50
Fourth Quarter	5.75	3.15

	Year ended
	December 31, 2008
	High	Low
First Quarter	$17.00	$7.50
Second Quarter	22.00	14.50
Third Quarter	17.05	1.82
Fourth Quarter	1.93	0.45

As of December 17, 2010, there were approximately 73 registered holders of record of our common stock, and there are an estimated 9,700 beneficial owners of our common stock, including shares held in street name. The last reported sale price of our common stock on the NYSE Amex on December 22, 2010 was $2.07 per share.

DIVIDEND POLICY

We have not, to date, paid any cash dividends on our Common Stock. We have no current plans to pay dividends on our Common Stock and intend to retain earnings, if any, for working capital purposes. Any future determination as to the payment of dividends on our Common Stock will depend upon our results of operations, capital requirements, financial condition and other relevant factors.

Our Board of Directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering (1) up to 9,319,102 shares of our common stock, at a price of $2.20 per share for aggregate gross proceeds of $20,502,024.40, (2) warrants to purchase up to 4,659,551 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants), with an exercise price of $2.20 per share until the thirtieth (30th) day following their issuance, and $2.62, subject to adjustment, thereafter, exercisable immediately until the five (5) year anniversary of the closing (the “Warrants”), to selected institutional investors under a securities purchase agreement, dated December 21, 2010, between us and each of the investors. The common stock and the warrants will be issued separately but will be purchased together in the offering. This prospectus supplement also relates to the offering of shares of common stock upon the exercise, if any, of the warrants issued in this offering.

Common Stock

The material terms and provisions of our common stock are described in the sections entitled “Description of Capital Stock” and “Common Stock” in this prospectus supplement. The shares of common stock issued in this offering will be, when issued and paid for in accordance with the securities purchase agreement, duly and validly authorized, issued and fully paid and non-assessable.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of warrants, which will be provided to the investors in this offering and filed as an exhibit to a Current Report on Form 8-K with the SEC on or about December 23, 2010.

Exercise Price and Warrant Share Amount. The Warrants to be issued in this offering represent the right to purchase up to an aggregate of 4,659,551 shares of common stock. The Warrants are exercisable beginning on the closing date and expire on the five (5) year anniversary of the closing date. Each Warrant has an exercise price of $2.20 per share, subject to adjustment thereunder, until the thirtieth (30th) day following their issuance, and $2.62, subject to adjustment thereunder, thereafter.

Exercisability. A holder of warrants does not have the right to exercise any portion of the warrant if such holder would beneficially own in excess of 4.9% of the shares of our common stock outstanding immediately after giving effect to such exercise. This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon at least 61 days’ prior notice from the holder to us.

Transferability. The warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer.

Purchase Rights. If we consummate any fundamental transaction, as described in the warrants, which generally includes any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such fundamental transactions.

Exchange Listing. We plan on making an application to list the common stock underlying the warrants on the NYSE Amex.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis) or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, dividends or other rights as our stockholder, until they exercise their warrants.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will be rounded down to the nearest whole number.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, $0.001 par value per share, and 20,000,000 shares of undesignated Preferred Stock, $0.001 par value per share. The Company designated 30,000,000 shares as “Series A Convertible Preferred Stock,” 6,291,048 of which remain issuable following the automatic conversion of 23,708,952 shares of the Company’s Series A Convertible Preferred Stock as a result of the Autoconversion (please refer to “Description of Capital Stock—Series A Convertible Preferred Stock” below). The following is a summary of the rights of the Company’s authorized capital stock:

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share. As of December 21, 2010, we have 144,176,990 shares of common stock issued and outstanding.

Each common share entitles the holder to one vote on all matters submitted to a vote of our stockholders. When a dividend is declared by the Company’s board of directors, all stockholders are entitled to receive a fixed dividend subject to preferences applicable to any series of preferred stock that may be issued in the future. All shares of our common stock issued by the Company are of the same class, and have equal liquidation, preference, and adjustment rights subject to preferences applicable to any series of preferred stock that may be issued in the future. Holders of outstanding shares of our common stock have no preemptive, conversion or redemptive rights.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Our independent stock transfer agent is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004. Their telephone number is (212) 509-4000.

Series A Convertible Preferred Stock

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, dated May 2, 2007, as a result of the average closing sales price of the Company’s Common Stock exceeding $3.125 per share for twenty consecutive trading days, upon the close of trading on June 5, 2007, all of the Company’s 23,708,952 shares of issued and outstanding Series A Convertible Preferred Stock were automatically converted on a 1:1 basis into a total of 23,708,952 shares of Common Stock of the Company (the “Autoconversion”).

Undesignated Preferred Stock

Our Amended and Restated Certificate of Incorporation permits us to issue up to 20,000,000 shares of our preferred stock in one or more Series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.

The rights, privileges, preferences and restrictions of any such series may be subordinated to, made pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or made senior to any of those of any present or future class or series of preferred stock or common stock. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock or any other series of preferred stock will be fixed by the certificate of designation relating to such series and, if offered by us, will be set forth in the applicable prospectus supplement, which will specify the terms of the preferred stock, including, but not limited to:

  the maximum number of shares in the series and the distinctive designation;

  the terms on which dividends, if any, will be paid;

  the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

  the voting rights, if any, of the shares of the series;

  the rights and terms of redemption (including sinking and purchase fund provisions); and

  the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of preferred stock.

There shall be no limitation or restriction on any variation between any of the different series of preferred stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of preferred stock may, except as otherwise expressly provided in any prospectus supplement or document incorporated by reference, as applicable, vary in any and all respects as fixed and determined by the resolution or resolutions of our board of directors or any committee thereof, providing for the issuance of the various series; provided, however, that all shares of any one series of preferred stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of our board of directors with respect to one or more series of preferred stock, the entire voting power and all voting rights shall be vested exclusively in the common stock, and each holder of shares of our common stock who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in such stockholder’s name on our books.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are not subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

  the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  the person became an interested stockholder, on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. Our decision to opt out of Section 203 would allow any interested stockholder to transfer shares in excess of 15% of our voting stock to a third party free of the restrictions imposed by Section 203. This could make us more vulnerable to takeovers that are completed without the approval of our board of directors and without giving us the ability to prohibit or delay such takeovers as effectively. These provisions could also limit the price that investors may be willing to pay in the future for shares of our common stock.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over, that could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

  Special Meetings of Stockholders — Our Amended and Restated Bylaws provide that special meetings of the stockholders may only be called by our Chairman, our board of directors, or upon written notice to our board of directors by our stockholders holding not less than 25% of our outstanding voting capital stock.

  Amendment of By-laws — Our Amended and Restated Bylaws may be amended by our board of directors alone.

  Advance Notice Procedures — Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. At an annual meeting, our stockholders elect a board of directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting.

  No cumulative voting — Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not include a provision for cumulative voting in the election of directors.

  Vacancies — Our Amended and Restated Bylaws provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders.

  Preferred Stock — Our Amended and Restated Certificate of Incorporation allow us to issue up to 20,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

  Authorized but Unissued Shares — Our board of directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholders' approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, and merger or otherwise.

PLAN OF DISTRIBUTION

We are offering our securities through a placement agent. Subject to the terms and conditions contained in a placement agency agreement, dated December 21, 2010, Rodman & Renshaw, LLC has agreed to act as the exclusive placement agent for the sale of shares of our common stock and warrants to purchase shares of our common stock. The placement agent is not purchasing or selling any shares or warrants by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of our common stock or warrants, but have agreed to use its best efforts to arrange for the sale of all securities being offered in this offering.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the securities in this offering, informing investors of the closing date as to such units. We currently anticipate that closing of the sale of the securities we are offering will take place on or about December 27, 2010. Investors will also be informed of the date and manner in which they must transmit the purchase price for their securities purchased.

On the scheduled closing date, the following will occur:

  we will receive funds in the amount of the aggregate purchase price for the securities we sell;

  we will deliver to each of the investors, through the Deposit Withdrawal Agent Commission system, the shares of common stock being purchased; and

  Rodman & Renshaw, LLC will receive the placement agent’s fee in accordance with the terms of the placement agency agreement.

Pursuant to the placement agency agreement, we have agreed to pay to the placement agent an aggregate cash fee equal to 5% of the aggregate gross proceeds raised in connection with the offering. Subject to compliance with FINRA Rule 5110(f)(2)(D), we will also reimburse the placement agent for legal and other expenses incurred by it in connection with this offering in an amount equal to 0.8% of the aggregate offering proceeds but in no event more than $25,000. The placement agent also will receive warrants to purchase up to 279,573 shares of common stock or 3.0% of the aggregate number of shares of common stock included in the units that are sold in the offering with an exercise price of $2.75 per share (125% of the public offering price). The warrants will be immediately exercisable and will have an expiration date of February 3, 2015.

The following table shows the per share and total fees we will pay to the placement agent in connection with the sale of our securities offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the securities offered hereby and excluding proceeds that we may receive upon exercise of the warrants.

Per share placement agent fee	$0.11
Total placement agent fees	$1,025,101.22

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The purchasers in this offering will have the right to participate in any future offering of the Company for six months on the terms and conditions proposed in and up to the maximum amount of the proposed offering.

We have also agreed that for a period of 12 months immediately following termination of the placement agency agreement, the placement agent will be entitled to an aggregate cash fee equal to 5% of the aggregate cash proceeds from, and warrants to purchase up to 3.0% of the aggregate number of, and an exercise price equal to 125% of the offering price of, shares of common stock sold to the purchasers that agree to participate in this offering, in any kind of public or private offering or other financing or capital-raising transaction of any kind during such 12-month period.

The placement agency agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on or about December 23, 2010.

From time to time in the ordinary course of business, the placement agent or its affiliates may in the future engage in investment banking and/or other services with us for which they may receive compensation, but we have no current agreement in place with the placement agent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, telephone (212) 509-4000.

Our common stock is traded on the NYSE Amex under the symbol “CAK.”

LEGAL MATTERS

The validity of the issuance of the securities being offered by this prospectus supplement will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C. Weinstein Smith LLP, New York, New York, will pass upon certain matters relating to this offering for Rodman & Renshaw, LLC.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the years ended December 31, 2009, 2008 and 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2009, have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in its reports thereon, which conclude that we maintained effective internal control over financial reporting as of December 31, 2009, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

No expert or counsel named in this prospectus supplement as having prepared or certified any part of this prospectus supplement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and the information that we file later with the SEC will automatically update and supersede the information contained in this prospectus supplement. We incorporate by reference the following documents that we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act (excluding current reports or portions thereof which are furnished to but are not filed with the SEC under Items 2.02 or 7.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 2, 2010;

  our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the SEC on April 30, 2010;

  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 14, 2010;

  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed with the SEC on August 9, 2010;

  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed with the SEC on November 9, 2010;

  our Current Reports on Form 8-K filed with the SEC on February 10, 2010, February 16, 2010, March 3, 2010, March 8, 2010, April 5, 2010, April 13, 2010, April 19, 2010, April 21, 2010, May 10, 2010, May 20, 2010, July 29, 2010, August 4, 2010, September 8, 2010, September 22, 2010, October 12, 2010, and December 13, 2010; and

  the description of our common stock set forth in our registration statement on Form 8-A, filed on November 3, 2009 pursuant to Section 12(b) of the Securities Exchange Act, including any amendment or report updating such description.

All documents that we file after the date of this prospectus supplement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are incorporated by reference into this prospectus supplement and will automatically update information in this prospectus supplement; provided, however, that notwithstanding the forgoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed.

You should rely only upon the information incorporated by reference or provided in this prospectus supplement or the prospectus. We have not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front page of those documents.

You may request a copy of these filings, at no cost, by written or oral request made to us to the attention of: Corporate Secretary, 250 East Hartsdale Avenue, Hartsdale, New York 10530, Tel.: (914) 472-6070. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, prospectuses and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.papetroleum.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus supplement and is not incorporated by reference into this document.

We have filed a registration statement on Form S-3 with the SEC with respect to the securities offered in this offering. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information about us and the securities offered in this offering, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. Statements contained in this prospectus supplement concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus supplement relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described above.

PROSPECTUS

$100,000,000

PACIFIC ASIA PETROLEUM, INC.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer, issue and sell from time to time our common stock, preferred stock, debt securities, warrants or units up to $100,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuances. This prospectus provides a general description of offerings of these securities that we may undertake.

This prospectus provides you with a general description of the securities we may offer. Each time we sell shares of our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference,” before you make your investment decision.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement. The information contained or incorporated in this prospectus or in any prospectus supplement is accurate only as of the date of this prospectus, or such prospectus supplement, as applicable, regardless of the time of delivery of this prospectus or any sale of our securities.

Our common stock is listed on the NYSE Amex Equities under the symbol “PAP.” On December 17, 2009, the last reported per share sale price of our common stock was $4.73. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in the securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully consider the risk factors beginning on page 3 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 18, 2009

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus. No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offering of our securities and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our securities.

In this prospectus and any prospectus supplement, unless otherwise indicated, references in this prospectus to “China” and “PRC” are references to the People's Republic of China, references to “Hong Kong” are to the Hong Kong Special Administrative Region of China, and references to “PAP”, “we,” “us,” or “our” and the “Company” are references to the combined business of Pacific Asia Petroleum, Inc. and its wholly-owned subsidiaries and joint venture companies, including, (i) Pacific Asia Petroleum, Limited, a Hong Kong company (“PAPL”), (ii) Inner Mongolia Production Company (HK) Limited, a Hong Kong company (“IMPCO HK”), (iii) Pacific Asia Petroleum (HK) Limited, a Hong Kong company, (iv) Inner Mongolia Sunrise Petroleum Co. Ltd,, a PRC joint venture company 97% owned by IMPCO HK and 3% owned by Beijing Jinrun Hongda Technology Co., Ltd., an unaffiliated PRC corporation, (v) Pacific Asia Petroleum Energy, Ltd. (“PAPE”), a Hong Kong company 70% owned by PAP and 30% owned by Best Source Group Holdings Limited, an unaffiliated Hong Kong company, (vi) Beijing Dong Fang Ya Zhou Petroleum Technology Services Ltd., a PRC joint venture company 75.5% by PAPE and 24.5% by Mr. Li Xiangdong, and (vii) CAMAC Petroleum Limited, a Nigerian company (collectively, the “Company”).

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer shares of common stock, preferred stock, debt securities, warrants or units described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. Each time we offer such securities we will provide a prospectus supplement that will contain more specific information about the securities offered. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

SUMMARY

This summary highlights information about us and the securities being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in our securities. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

Overview of Our Business

We are a development stage company formed to develop new energy ventures, directly and through joint ventures and other partnerships in which we may participate. Members of the Company’s senior management team have experience in the fields of petroleum engineering, geology, field development and production, operations, international business development and finance. Several members of the Company’s management team have held management and executive positions with Texaco Inc. and have managed energy projects in China and elsewhere in Asia and other parts of the world. Members of the Company’s management team also have experience in oil drilling, operations, geology, engineering and sales in China’s energy sector. The Company considers itself currently to be engaged in a single business segment--oil and gas exploration, development and production.

Corporate Structure

The following chart reflects our current corporate organizational structure:

Principal Executive Offices

The Company’s executive offices are located at 250 East Hartsdale Ave., Suite 47, Hartsdale, New York 10530. The Company also has an office located in Beijing, China. PAP may be contacted by telephone at (914) 472-6070. We maintain a website at www.papetroleum.com that contains information about us, but that information is not a part of this prospectus.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risk factors, and you may lose all or any part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “target,” “expects,” “management believes,” “we believe,” “we intend,” “we may,” “we will,” “we should,” “we seek,” “we plan,” the negative of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus and in documents incorporated into this prospectus, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things: acquisitions; working capital; capital expenditures; research and development expenditures; investments; and repayment of debt.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table shows our ratio of earnings to combined fixed charges for the periods indicated:
	Nine Months	Year Ended December 31,			From Inception
	Ended				(August 25,
	September 30,				2005) through
					December 31,
	2009	2008	2007	2006	2005(1)
Ratio of earnings to fixed charges:	(143)	(148)	(89)	(114)	-

(1) During period ended December 31, 2005, we did not incur any interest expense or other fixed charges, therefore, a ratio of earnings to combined fixed charges is not applicable.

We have computed the ratio of earnings to combined fixed charges set forth above by dividing losses from continuing operations by fixed charges. For the purpose of determining the ratios, earnings include pre-tax loss from continuing operations, excluding non-controlling interests and fixed charges. “Fixed charges” is primarily interest within rental expense, which is estimated to be one-third of rental expense.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, $0.001 par value per share, and 50,000,000 shares of Preferred Stock, $0.001 par value per share, of which 30,000,000 shares have been designated as “Series A Convertible Preferred Stock,” 6,291,048 of which remain issuable following the automatic conversion of 23,708,952 shares of the Company’s Series A Convertible Preferred Stock as a result of the Autoconversion (please refer to “Description of Capital Stock—Series A Convertible Preferred Stock” below). The following is a summary of the rights of the Company’s authorized capital stock:

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share. As of December 18, 2009, we have 44,044,127 shares of common stock issued and outstanding.

Each common share entitles the holder to one vote on all matters submitted to a vote of our stockholders. When a dividend is declared by the Company’s board of directors, all stockholders are entitled to receive a fixed dividend subject to preferences applicable to any series of preferred stock that may be issued in the future. All shares of our common stock issued by the Company are of the same class, and have equal liquidation, preference, and adjustment rights subject to preferences applicable to any series of preferred stock that may be issued in the future. Holders of outstanding shares of our common stock have no preemptive, conversion or redemptive rights.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Our independent stock transfer agent is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004. Their telephone number is (212) 509-4000.

Series A Convertible Preferred Stock

Pursuant to the Amended and Restated Certificate of Incorporation of PAP, dated May 2, 2007, as a result of the average closing sales price of PAP’s Common Stock exceeding $3.125 per share for twenty consecutive trading days, upon the close of trading on June 5, 2007, all of PAP’s 23,708,952 shares of issued and outstanding Series A Convertible Preferred Stock were automatically converted on a 1:1 basis into a total of 23,708,952 shares of Common Stock of PAP (the “Autoconversion”).

Undesignated Preferred Stock

Our Amended and Restated Certificate of Incorporation permits us to issue up to 50,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.

The rights, privileges, preferences and restrictions of any such series may be subordinated to, made pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or made senior to any of those of any present or future class or series of preferred stock or common stock. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock or any other series of preferred stock will be fixed by the certificate of designation relating to such series and, if offered by us, will be set forth in the applicable prospectus supplement, which will specify the terms of the preferred stock, including, but not limited to:

  the maximum number of shares in the series and the distinctive designation;

  the terms on which dividends, if any, will be paid;

  the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

  the voting rights, if any, of the shares of the series;

  the rights and terms of redemption (including sinking and purchase fund provisions); and

  the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of preferred stock.

There shall be no limitation or restriction on any variation between any of the different series of preferred stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of preferred stock may, except as otherwise expressly provided in any prospectus supplement or document incorporated by reference, as applicable, vary in any and all respects as fixed and determined by the resolution or resolutions of our board of directors or any committee thereof, providing for the issuance of the various series; provided, however, that all shares of any one series of preferred stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of our board of directors with respect to one or more series of preferred stock, the entire voting power and all voting rights shall be vested exclusively in the common stock, and each holder of shares of our common stock who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in such stockholder’s name on our books.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are not subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

  the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  the person became an interested stockholder, on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. Our decision to opt out of Section 203 would allow any interested stockholder to transfer shares in excess of 15% of our voting stock to a third party free of the restrictions imposed by Section 203. This could make us more vulnerable to takeovers that are completed without the approval of our board of directors and without giving us the ability to prohibit or delay such takeovers as effectively. These provisions could also limit the price that investors may be willing to pay in the future for shares of our common stock.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over, that could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

  Special Meetings of Stockholders — Our Amended and Restated Bylaws provide that special meetings of the stockholders may only be called by our Chairman, our board of directors, or upon written notice to our board of directors by our stockholders holding not less than 25% of our outstanding voting capital stock.

  Amendment of By-laws — Our Amended and Restated Bylaws may be amended by our board of directors alone.

  Advance Notice Procedures — Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. At an annual meeting, our stockholders elect a board of directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting.

  No cumulative voting — Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not include a provision for cumulative voting in the election of directors.

  Vacancies — Our Amended and Restated Bylaws provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders.

  Preferred Stock — Our Amended and Restated Certificate of Incorporation allow us to issue up to 50,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

  Authorized but Unissued Shares — Our board of directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholders' approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or traded separate and apart from the common stock, preferred stock and/or debt securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement. A copy of the form of warrant agreement, including any form of warrant certificates representing the warrants, reflecting the provisions to be included in the warrant agreements and/or warrant certificates that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to a Form 8-K to be incorporated into the registration statement of which this prospectus constitutes a part prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

  the offering price or prices;

  the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

  the date on and after which such warrants and the related securities, if any, will be transferable separately;

  the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

  any material risk factors, if any, relating to such warrants;

  the identity of any warrant agent; and

  any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

The terms of the warrants that we offer may or may not have the same material terms as the Company's currently outstanding warrants.

In connection with a Company private placement that closed May 7, 2007, the Company issued to certain private placement agents net-exercisable warrants to purchase an aggregate of 1,860,001 shares of Company Common Stock at prices ranging between $1.25 and $1.50 per share, which warrants will expire on May 7, 2012. As of December 18, 2009, the Company had warrants outstanding to purchase (i) an aggregate of 1,060,888 shares of Common Stock at a price per share of $1.25; (ii) an aggregate of 200,000 shares of Common Stock at a price per share of $1.375; and (iii) an aggregate of 200,000 shares of Common Stock at a price per share of $1.50.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities that we may issue. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of senior debt, senior subordinated debt or subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. The debt securities that we may offer will be issued under an indenture between us and an entity, identified in the applicable prospectus supplement, as trustee. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. We may, without the consent of the holders of any series, increase the principal amount of securities in that series in the future, on the same terms and conditions and with the same CUSIP numbers as that series. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics. Material U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

  the title and authorized denominations of the series of debt securities;

  any limit on the aggregate principal amount of the series of debt securities;

  whether such debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

  whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

  the price or prices at which the debt securities will be issued;

  the date or dates on which principal is payable;

  the place or places where and the manner in which principal, premium or interest, if any, will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

  interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

  the right, if any, to extend the interest payment periods and the duration of the extensions;

  our rights or obligations to redeem or purchase the debt securities;

  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

  the currency or currencies of payment of principal or interest;

  the terms applicable to any debt securities issued at a discount from their stated principal amount;

  the terms, if any, under which any debt securities will rank junior to any of our other debt;

  whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

  the provisions, if any, relating to any collateral provided for the debt securities;

  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

  the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

  the nature and terms of any security for any secured debt securities; and

  any other specific terms of any debt securities.

The applicable prospectus supplement will present material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

Payment of the principal of, premium and interest, if any, on senior debt securities will rank on a parity with all of our other secured/unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities and any credit facility. We will state in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior debt securities and senior subordinated debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Our debt securities may be convertible into or exchangeable for shares of our equity securities or other securities that are covered by this prospectus. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  the conversion or exchange price;

  the conversion or exchange period;

  provisions regarding the ability of us or the holder to convert or exchange the debt securities;

  events requiring adjustment to the conversion or exchange price; and

  provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture, unless otherwise indicated, means any of the following:

  failure to pay interest for 30 days after the date payment is due and payable;

  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  failure to make sinking fund payments when due;

  failure to perform other covenants for 60 days after notice that performance was required;

  events in bankruptcy, insolvency or reorganization relating to us; or

  any other Event of Default provided in the applicable officer's certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of senior debt securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of senior debt securities of equal ranking (or, if any of such senior debt securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of such equal ranking and not the holders of the debt securities of any one of such series of senior debt securities.

If an Event of Default with respect to any series of subordinated securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of subordinated securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of subordinated securities of equal ranking (or, if any of such subordinated securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of equal ranking and not the holders of the debt securities of any one of such series of subordinated securities.

The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series of equal ranking may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

  the holder has previously given to the trustee written notice of default and continuance of such default;

  the holders of not less than a majority in principal amount of the outstanding debt securities of the affected series of equal ranking have requested that the trustee institute the action;

  the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

  the trustee has not instituted the action within 60 days of the request; and

  the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series of equal ranking.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities or in unregistered form with or without coupons. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  by the depositary for such registered global security to its nominee;

  by a nominee of the depositary to the depositary or another nominee of the depositary; or

  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for registered debt securities:

  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  any dealers, underwriters, or agents participating in the distribution of the debt securities represented by a registered global security will designate the accounts to be credited; and

  ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

  will not be entitled to have the debt securities represented by a registered global security registered in their names;

  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

  will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within 60 days. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and interest, if any, on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

  we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium and interest, if any, on all outstanding debt securities of the series;

  we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal, premium and interest, if any, payments on the series of debt securities; and

  in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium and interest, if any, on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  secure any debt securities and provide the terms and conditions for the release or substitution of the security;

  evidence the assumption by a successor corporation of our obligations;

  add covenants for the protection of the holders of debt securities;

  add any additional events of default;

  cure any ambiguity or correct any inconsistency or defect in the indenture;

  add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

  establish the forms or terms of debt securities of any series;

  eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

  evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

  make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of Subordinated Securities of equal ranking, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

  extend the final maturity of any debt security;

  reduce the principal amount or premium, if any;

  reduce the rate or extend the time of payment of interest;

  reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

  change the currency in which the principal, premium or interest, if any, is payable;

  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

  alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

  impair the right to institute suit for the enforcement of any payment on any debt security when due;

  if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any and all affected series of equal ranking, by notice to the relevant trustee, may on behalf of the holders of the debt securities of any and all such series of equal ranking waive any default and its consequences under the indenture except:

  a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a nonconsenting holder; or

  a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture.

Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium and interest, if any, on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any and all affected series of debt securities of equal ranking then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

  would not conflict with any rule of law or with the relevant indenture;

  would not be unduly prejudicial to the rights of another holder of the debt securities; and

  would not involve any trustee in personal liability.

The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  any additional terms of the governing unit agreement.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

  directly to investors, including through a specific bidding, auction or other process;

  to investors through agents;

  directly to agents;

  to or through brokers or dealers;

  to the public through underwriting syndicates led by one or more managing underwriters;

  to one or more underwriters acting alone for resale to investors or to the public; and

  through a combination of any such methods of sale.

We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

  The name or names of any underwriters, dealers or agents;

  the purchase price of the securities and the proceeds to us from the sale;

  any over-allotment options under which underwriters may purchase additional securities from us;

  any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

  any public offering price;

  any discounts or concessions allowed or re-allowed or paid to dealers; and

  any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock, which are listed on the NYSE Amex Equities. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE Amex Equities, subject to official notice of issuance. We may elect to list any series of debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

The validity of the issuance of the securities being offered by this prospectus will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the years ended December 31, 2008, 2007 and 2006, and the effectiveness of our internal control over financial reporting as of December 31, 2008, have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in its reports thereon, which conclude that we maintained effective internal control over financial reporting as of December 31, 2008, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents that we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act (excluding current reports or portions thereof which are furnished to but are not filed with the SEC under Items 2.02 or 7.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed): (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009, as amended on April 30, 2009; (ii) our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2009, filed with the SEC on May 11, 2009; (iii) our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2009, filed with the SEC on August 6, 2009; (iv) our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2009, filed with the SEC on November 9, 2009; (v) our Current Report on Form 8-K filed with the SEC on February 3, 2009; (vi) our Current Report on Form 8-K filed with the SEC on March 3, 2009; (vii) our Current Report on Form 8-K filed with the SEC on March 4, 2009; (viii) our Current Report on Form 8-K filed with the SEC on April 28, 2009; (ix) our Current Report on Form 8-K filed with the SEC on May 13, 2009; (x) our Current Report on Form 8-K filed with the SEC on May 15, 2009; (xi) our Current Report on Form 8-K filed with the SEC on June 23, 2009; (xii) our Current Report on Form 8-K filed with the SEC on July 29, 2009; (xiii) our Current Report on Form 8-K filed with the SEC on November 23, 2009; (xiv) the description of our common stock set forth in our registration statement on Form 8-A, filed on November 3, 2009 pursuant to Section 12(b) of the Securities Exchange Act, including any amendment or report updating such description; and (xv) all of our filings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of the initial registration statement and prior to the termination of this offering.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

You should rely only upon the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

You may request a copy of these filings, at no cost, by written or oral request made to us to the attention of: Corporate Secretary, 250 East Hartsdale Avenue, Hartsdale, New York 10530, Tel.: (914) 472-6070. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, prospectuses and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.chinacpby.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

We have filed a registration statement on Form S-3 with the SEC with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information about us and the securities offered in this offering, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described above.

INDEMNIFICATION

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or serves or served any other enterprise as a director or officer at our request. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that, to the fullest extent permitted by law, we may provide for the indemnification of, and advancement of expenses to, any agents of the Company (and any other persons to which Delaware law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders and others. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

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PROSPECTUS SUPPLEMENT

December 21, 2010

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Rodman & Renshaw, LLC